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                                                                      EXH. 10.48

                                    AGREEMENT

This Agreement ("Agreement"), made and entered into as of January 1, 2001 ("Effective Date"), is between:

Outlast Technologies, Inc., a Colorado corporation, with its principal place of business at 6335 Lookout Road, Boulder, CO 80301 ("Outlast"); and

Frisby Technologies, Inc., a North Carolina corporation, with its principal place of business at 3195 Centre Park Blvd., Winston-Salem, NC 27107 ("Frisby").

WHEREAS, the parties to this Agreement executed a License Agreement dated January 1, 1998 ("1998 License") which the parties now wish to terminate and replace with a new license, and

WHEREAS, Outlast and Triangle Research and Development Corporation ("TRDC") executed a License Agreement dated January 22, 1991 ("Outlast/TRDC License"); and TRDC's rights under the Outlast/TRDC License were assigned to Frisby pursuant to an Assignment Agreement dated September 28, 1998 ("Frisby/TRDC Assignment Agreement"), and

WHEREAS, the parties are engaged in Arbitration with respect to certain issues under the 1998 License and wish to resolve and settle their differences, and

WHEREAS, the parties executed a Memorandum of Understanding dated October 29, 2000, (the "Buckley MOU") with Theresa M. Buckley ("Buckley") and wish to reach agreement between them on matters which affect the completion of a patent assignment agreement with Buckley;

NOW, THEREFORE, in consideration of the mutual covenants herein and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree to the following terms and conditions:

                                    ARTICLE 1
                                  1998 LICENSE

1.1 THE 1998 LICENSE. As of the Effective Date, the 1998 License is hereby terminated and replaced with the License Agreement attached hereto as Exhibit "A."

                                    ARTICLE 2
                            SETTLEMENT OF ARBITRATION

2.1 TRADEMARK CONCERNS. As of the Effective Date, all claims by Outlast of violations of Section 2.3 of the 1998 License are hereby deemed to not violate the 1998 License.

2.2 THICKNESS CONCERNS. All thickness disputes of MicroPCM Foam which are subject to arbitration are hereby deemed to not violate the 1998 License if and only if Frisby and its Affiliates provide the following notice in writing to all of their respective existing licensees, Customers, and Affiliates no later than 30 days after the execution date of this Agreement: "Intentional and permanent compression of the MicroPCM Foam to two (2) millimeters or below, except as might be necessary to construct the End-Use Product in a manner consistent with conventional fabrication methods, shall be a breach of the license granted by Frisby. Thickness of the MicroPCM Foam shall be determined by measuring only the MicroPCM Foam and not any fibers, fiber products or fabrics to which the MicroPCM Foam may be attached or joined." Frisby agrees to notify Outlast in writing when the provisions of this Section 2.2 have been satisfied.

2.3 SETTLEMENT AGREEMENT. No later than 5 business days after the execution date of this Agreement, Frisby will withdraw its Demand for Arbitration filed April 24th, 2000, including the Amendment to Arbitration Demand and Answer to Counterclaims filed June 21st, 2000 and Outlast will withdraw its Answer and Counterclaims filed May
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26th, 2000. No later than 5 business days after the execution date of this
Agreement, Outlast will also withdraw its Complaint for Patent Infringement, now Civil Action 00-M-114. Simultaneous with the execution and delivery of this Agreement, Outlast and Frisby shall further execute a Settlement Agreement that will address all substantive issues raised by either party.

                                    ARTICLE 3
                            BUCKLEY LICENSE AGREEMENT

3.1 FIELD DIVISION. Except as set forth in Section 3.2 below, Outlast and Frisby will share equivalent rights and obligations with respect to the intellectual property acquired from Buckley pursuant to the definitive agreement with Buckley referenced in the Buckley MOU ("Buckley Technology"), with no duty of notice or accounting to the other except to the extent that such notice or accounting is necessary in order to fulfill obligations owed to Buckley or her successors or assigns. The foregoing shall not be deemed to alter, diminish, modify, or otherwise change any of the parties' respective rights that exist under the Outlast/TRDC License, the 1998 License as modified by the License Agreement attached hereto as Exhibit "A," or that certain License Agreement between Frisby and TRDC dated as of May 1, 1995 ("Frisby/TRDC License").

3.2 EXTENSION OF EXCLUSIVITY PERIOD AS DEFINED BY TRDC PATENTS. Notwithstanding anything in Section 3.1 to the contrary, Outlast and Frisby agree that they shall each enjoy exclusive rights under that portion of the Buckley Technology that is covered by a TRDC patent claim, to include existing and future Buckley Technology or TRDC patents, to the extent the TRDC patent claim is licensed exclusively to Outlast or Frisby, respectively, under the terms of the Outlast/TRDC License, the 1998 License as modified by the License Agreement attached hereto as Exhibit "A," and the Frisby/TRDC License. The scope of each party's exclusivity under the Buckley Technology shall apply only to the extent that practicing the inventions described in each applicable TRDC patent claim would infringe a patent claim of the Buckley Technology. Accordingly, each of Outlast and Frisby hereby grant to the other party an exclusive, royalty-free license under the Buckley Technology within the field of use defined by the other party's exclusive rights in the TRDC patent claims. The license granted pursuant to this Section 3.2 shall terminate upon the earlier of (i) the expiration of the life of each applicable patent within the Buckley Technology, in the case of patent rights, and (ii) the expiration or termination of the rights held by the licensee under this Section 3.2 to the Buckley Technology in accordance with the terms of the definitive agreement among Outlast, Frisby and Buckley.

3.3 COVENANT NOT TO SUE. Neither Outlast nor Frisby shall (a) challenge the other's rights to the Buckley Technology during the continuance of such rights, or (b) use the rights acquired from Buckley to challenge the other party's rights in other patents. Accordingly, neither Outlast nor Frisby nor any of their respective affiliates will challenge the validity of the Buckley Technology, the validity of the other party's rights under the definitive agreement among Outlast, Frisby and Buckley during the continuance of those rights, or the validity of the license granted under Section 3.2 of this Agreement during the continuance of such license. Further, each of Outlast and Frisby covenants and agrees that such party and its affiliates shall not take, and shall instruct their respective counsel not to take, any action to commence, assist in the prosecution of, or prosecute any lawsuit or assert any claim which has been, could be, or could have been asserted against the other party or any affiliate or licensee of the other party based, in whole or in part, on a claim that (i) the rights licensed to the parties by TRDC, to include existing and future patents, or (ii) the rights to any patent owned by, assigned to, or licensed to either party, to include existing and future patents, infringe upon, violate, or otherwise conflict with, the rights acquired by the parties from Buckley.

3.4 LICENSE FEE. Regarding the aggregate license fee of $650,000 payable to Buckley, Outlast shall pay 50% or $325,000 and Frisby shall pay 50% or $325,000.

3.5 ANNUAL PAYMENTS. Regarding the annual payments of $100,000 in 2001, $200,000 in 2002, and $200,000 in 2003, Outlast and Frisby each shall pay 50% of each annual payment. If the final license agreement with Buckley requires a minimum annual payment of $50,000 credited against royalties of 2.25%, then Outlast and Frisby each shall pay 50% of any remaining balance not previously credited during each applicable year.

3.6 PATENT PROSECUTION. Representing both Outlast and Frisby, Outlast shall be responsible for continuing prosecution, defense, and maintenance of any patents or patent applications relating to the Buckley Technology.


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Frisby shall be kept timely informed of any formal action taken by Outlast in the prosecution, defense, or maintenance of any patents or patent applications included within the Buckley Technology, as well as of any decision not to continue the prosecution, defense, and maintenance of any such patents or patent applications. Frisby can suggest claims to pursue, and upon prior written notice to Outlast, Frisby shall be entitled to act in any instance, should Outlast elect not to do so. In either case, Outlast and Frisby agree to equally split all expenses (within 30 days of written notice by Outlast or Frisby, as the case may be) related to these responsibilities.

3.7 BUCKLEY NOTICES. Outlast and Frisby agree that all notices, excluding payment notices, sent or received to or from Buckley shall be copied to each other.

3.8 OTHER BUCKLEY EXPENSES. Unless otherwise provided in this Agreement, Outlast and Frisby shall share equally all costs associated with the performance of the joint obligations of the Patent Assignment agreement between Outlast, Frisby, and Buckley. If any obligation of the Patent Assignment solely relates to either Frisby or Outlast but not jointly to them, then that party shall be solely responsible for any expenses or costs incurred.

3.9 NOTICE, ENFORCEMENT AND DEFENSE. Unless otherwise agreed to by the parties, the parties shall jointly institute legal proceedings against any third party that is reasonably believed to be infringing the Buckley Technology to eliminate such infringement. Outlast and Frisby, as party defendants, shall jointly defend any action brought by a third party against either Outlast or Frisby or both with respect to the validity of either parties' rights in the Buckley Technology. Outlast and Frisby shall share equally all costs related to bringing or defending any such actions as provided in this Section 3.9 and shall share equally in any and all settlement amounts, damages, license fees, and costs recovered or required to be paid relating to any such action. Each party shall notify the other party in writing not more than thirty (30) days after learning of any claim by a third party with respect to the validity or enforceability of the Buckley Technology.

3.10 JOINT REPRESENTATION. Outlast and Frisby shall make every effort to agree on representation by one lead counsel in any joint enforcement or defense of the Buckley Technology who is the most knowledgeable about the Buckley Technology, as well as the claims involved, in order to promote efficiency and to reduce expenses incurred in the joint enforcement or defense of rights against third parties. If the parties involved cannot reach a decision on lead counsel, each party may choose to be separately represented, however, in that instance, such party shall pay its own legal fees and costs for such separate representation, in addition to its share of the costs related to joint representation.

                                    ARTICLE 4
                                ROYALTY PAYMENTS

4.1 FRISBY ROYALTIES. Frisby has made all payment of royalties and accounting to Outlast for calendar year 2000 and ending as of the Effective Date pursuant to the terms of the 1998 License. Outlast shall be permitted to audit Frisby in accordance with the provisions of Section 4.4, Inspection, of the 1998 License at a time mutually agreeable to the parties but in no event later than September 30, 2001. Such audit will consider the time period from January 1, 1998 through and including December 31, 2000. After the audit is completed, Frisby shall pay any payments owed to Outlast within 30 days of notice, less fifty percent (50%) to account for the 50% royalty due from Outlast in accordance with the terms of the Outlast/TRDC License. If any payments owed to Outlast are not timely paid, then interest shall accrue at the rate of 1.5% per month on the principal amount owed.

4.2 OUTLAST ROYALTIES. As of the Effective Date, all provisions of Article III, Royalties; Article IV, Minimum Annual Payments; Article VI, Other Payments; and
Article VIII, Records; all contained in the Outlast/TRDC License are hereby terminated. Upon execution of this Agreement, and if not previously paid, Outlast shall make one final payment of royalties to Frisby for calendar year 2000 and ending as of the Effective Date pursuant to the terms of the Outlast/TRDC License. Frisby shall be permitted to audit Outlast for its compliance with Articles III, IV, VI and VIII of the Outlast/TRDC License, allowing for Frisby's retention of fifty percent (50%) royalties otherwise payable to Outlast as provided by Section 4.1 herein, at a time mutually agreeable to the parties but in no event later than September 30, 2001. Such audit will consider the time period from January 1, 1998 through and including December 31, 2000. After the audit is completed, Outlast shall pay any payments owed to Frisby within


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30 days of notice. If any payments owed to Frisby are not timely paid, then interest shall accrue at the rate of 1.5% per month on the principal amount owed.

                                    ARTICLE 5
                                  MISCELLANEOUS

5.1 JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without regard to the conflicts of laws principles of such State. Any suit commenced by Frisby to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall only be brought in the United States District Court for the District of Colorado or the District Court in and for the County of Boulder, Colorado. Any suit commenced by Outlast to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall only be brought in the United States District Court for the District of North Carolina or the Court in and for the County of Forsyth, North Carolina. Each party hereby agrees that such courts shall have in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts.

5.2 CERTAIN REPRESENTATIONS AND WARRANTIES. Each of Outlast and Frisby represents and warrants to the other as follows: Such party has all requisite corporate power and authority to execute, deliver and perform this Agreement and to effect the transactions contemplated hereby, has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and has duly and validly executed and delivered this Agreement. This Agreement is the valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws generally applicable to or affecting the enforcement of creditors' rights generally and except as to the extent that the availability of equitable remedies may be limited by general principles of equity. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, license or other arrangement of such party or to which such party or such party's assets are subject. The execution, delivery and performance this Agreement by such party does not require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person or entity.

5.3 RELEASE OF INFORMATION. The parties shall mutually agree on whether or not to publicly release information relating to this Agreement, and, in the event public disclosure is agreed to, such announcement shall then be jointly prepared and jointly and simultaneously released; provided, however, that any announcement or disclosure made by Frisby pursuant to any legal, governmental or regulatory requirement may be made after a reasonable attempt to coordinate such announcement or disclosure with Outlast. In addition, Frisby may make such disclosure in its financial statements and regulatory filings that it deems prudent. If the Parties are unable to agree on the wording of any joint announcement or disclosure pursuant to this Section 5.3 within thirty (30) days after the last date executed by a Party, then the provisions of this Section shall no longer be in effect.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED, IN DUPLICATE, AS OF THE DATE HEREOF.

FRISBY TECHNOLOGIES, INC.               OUTLAST TECHNOLOGIES, INC.


By: /s/ Duncan R. Russell               By: /s/ George R. Cattermole
   ------------------------------          ------------------------------
   Duncan R. Russell                       George R. Cattermole

Title: President & COO                  Title: President & CEO
      ---------------------------             ---------------------------

Date:  May 4, 2001                      Date:  May 4, 2001
     ----------------------------            ----------------------------


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                                   Exhibit "A"
                                License Agreement


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